Exhibit (a)(9)
Discounted Stock Options, Section 409A & Novell's Tender Offer

Meeting Objectives Explain the tax laws affecting certain options Describe what Novell is doing to address the affected options Review your choices and participation requirements

Why are we here today? Novell has determined that there are employees that hold certain stock options that may be negatively impacted by a recent tax law change Novell has developed a solution to address the problem, but which requires your participation If you do not participate, you may have adverse income tax consequences

Option taxation prior to §409A Nonqualified stock options (discounted or not) were taxed as follows: No tax event at either grant or vesting Income tax at exercise Option grant price = $5 Stock price at vesting = $8 Employee exercises when stock price = $9 Income tax at exercise on the gain = $4 ($9-$5)

Tax Law Change: §409A §409A applies to discounted options What are the consequences of §409A? Applies at vest date, not exercise, for options granted or vesting on or after January 1, 2005 20% additional federal tax Up to 20% additional state tax in certain states (CA) Interest penalty Continued taxation each year until exercise of option

Which options are impacted? Options with an exercise price below the stock's fair market value (FMV) on the revised measurement date ("Discounted Options") Certain options granted between November 1, 1996 and September 16, 2006 may be considered Discounted Options because of revised measurement dates applied to those options and the resulting change in FMV Only options that vest AFTER December 31, 2004 are subject to §409A Portions of options granted prior to §409A's enactment could be impacted by §409A if they vested January 1, 2005 or later Portions of options vesting prior to January 1, 2005 are not subject to §409A

Example: Option granted on September 10, 2001 - 10,000 shares Option price = $3.92, but FMV on revised measurement date = $3.94 Vesting: 2,500 options vest on September 10, 2002 2,500 options vest on September 10, 2003 2,500 options vest on September 10, 2004 2,500 options vest on September 10, 2005 CONCLUSION: The 7,500 options that vested prior to January 1, 2005 are NOT subject to §409A The 2,500 options that vest after December 31, 2004 are subject to §409A because they were granted at a discount

What is the solution?

Novell's Solution: Tender Offer for Unexercised Affected Options Amend option to increase exercise price, AND provide a cash payment OR Replace option with new option Amendment vs. Replacement depends on revised measurement date pricing and pricing at the close of the tender offer

Novell's Solution: Tender Offer Amend option to increase the exercise price Exercise price will be the lower of: FMV on the revised measurement date, or FMV on the close of tender offer FMV= Closing selling price on the immediately preceding trading day Option price will never be lower than original exercise price All other terms will remain the same (including the number of shares, vesting schedule and expiration date)

Novell's Solution: Tender Offer Cash bonus payment Equal to the difference (if any) between the lower of FMV on revised measurement date or FMV on the close of the tender offer and original exercise price for the impacted options Will be made on the Company's first regular payroll date in January 2008 IRS regulations prevent any earlier payment date

Replace Option with New Option If FMV at tender offer close less than original exercise price, then Cancel the option and replace with new option New option retains original exercise price No cash payment All other terms remain the same (including the number of shares, vesting schedule and expiration date)

Example 1 Option for 10,000 shares with recorded grant date of on September 10, 2001 Exercise price = $3.92 FMV on revised measurement date= $3.94 FMV on close of tender offer = $9.00 Vesting: 2,500 vest on September 10, 2002 - not subject to §409A 2,500 vest on September 10, 2003 - not subject to §409A 2,500 vest on September 10, 2004 - not subject to §409A 2,500 vest on September 10, 2005 - subject to §409A Option Amendment: 7,500 options vested on December 31, 2004 - NO CHANGE 2,500 options vesting on September 10, 2005 - amended exercise price = $3.94 No change to expiration date or vesting schedule Cash Payment: Employee receives cash payment of $50.00 = 2,500 options x ($3.94 - $3.92), (less tax withholdings), paid in January 2008

Example 2 Option for 10,000 shares with recorded grant date of on November 12, 2003 Exercise price = $8.00 FMV on revised measurement date= $10.62 FMV on close of tender offer = $9.00 Vesting: 2,500 vest on November 12, 2004 - not subject to §409A 2,500 vest on November 12, 2005 - subject to §409A 2,500 vest on November 12, 2006 - subject to §409A 2,500 vest on November 12, 2007 - subject to §409A Option Amendment: 2,500 options vested on November 12, 2004 - NO CHANGE 7,500 options vesting on November 12, 2005,2006, and 2007 - amended exercise price = $9.00 No change to expiration date or vesting schedule Cash Payment: Employee receives cash payment of $7,500 = 7,500 options x ($9.00 - $8.00), (less tax withholdings), paid in January 2008

Example 3 Option for 10,000 shares with recorded grant date of January 7, 2004 Exercise price = $10.68 FMV on revised measurement date= $10.70 FMV on close of tender offer = $9.00 Vesting: 2,500 vest on January 7, 2005 - subject to §409A 2,500 vest on January 7, 2006 - subject to §409A 2,500 vest on January 7, 2007 - subject to §409A 2,500 vest on January 7, 2008 - subject to §409A New Option Grant: 10,000 shares Exercise price = $10.68 No change to expiration date or vesting schedule No cash bonus

Eligible Optionees Must be an employee as of the close of the tender offer (August 3, 2007, unless extended) Must hold unexercised options that were granted at a discount and vest after December 31, 2004 Options subject to U.S. taxation

Eligible Options Only the discounted options impacted by §409A and vesting after December 31, 2004 will be subject to the tender offer Only affected portions that are unexercised and outstanding at the close of the tender offer You can select which of your affected grants to tender (i.e., participate with), but the entire unexercised portion must be tendered

What if I do nothing?

What if I do nothing? If you choose NOT to participate: Your options will NOT be amended You will NOT become eligible to receive a cash payment Your affected options may remain subject to adverse tax consequences You will NOT be reimbursed for adverse tax consequences

What if I do nothing? Tax Impact: Federal income taxation in 2008 for shares that vest/vested from 2005 to 2008, even if you do not exercise 20% additional federal tax on spread at time of vesting Up to 20% additional state tax in certain states (CA) Interest penalty on income amount Will occur each year after vesting on future appreciation in FMV until exercise or expiration of the discounted options Tender offer is a one-time offer to prevent future adverse tax consequences

How do I participate?

Tender Offer Timeline Tender Offer Begins: July 3, 2007 Tender Offer Ends: August 3, 2007 All elections MUST be received by 11:59 p.m. eastern time on the expiration date Late or incomplete submissions will not be accepted Option Amendment or Replacement: August 3, 2007 Confirming email will be sent to you, within two business days after receipt of your Election Form

What Information Have You Received? Email that includes a copy of the tender offer document, a set of Frequently Asked Questions and a link to the website that provides your personalized Election Form This presentation and the Tender Offer materials Available on Shareholder Services site on Novell's Innerweb at http://innerweb.novell.com/organizations/ finance/shareholder_services

How to Submit Your Letter of Transmittal Access your personalized Election Form from the Shareholder Services site on the Novell Innerweb at http://innerweb.novell.com/organizations/ finance/shareholder_services and complete and submit the Election Form to Novell prior to 11:59 p.m. eastern time on August 3, 2007 To change your election, submit a new Election Form You will be bound by the last properly completed Election Form you submit prior to 11:59 p.m. eastern time on August 3, 2007

What if I still have questions? Any questions should be directed to Betty DePaola at bdepaola@novell.com

Tax Advice This presentation is general and you should consult with your personal tax advisor for advice relevant to your specific situation Taxation of stock option transactions can be very complicated Novell prohibits any employees from providing personal income tax advice to any other employee

Circular 230 Disclaimer Notice Any tax advice included in this presentation was not intended or written to be used, and it cannot be used by the taxpayer, for the purpose of avoiding any penalties that may be imposed by any governmental taxing authority or agency; This tax advice was written to support the promotion of the matter addressed by the presentation; and The taxpayer should seek advice based on the taxpayer's particular circumstances from an independent tax advisor

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